Exhibit (m)(3)(ii)

NEUBERGER BERMAN EQUITY FUNDS

CLASS A

PLAN PURSUANT TO RULE 12b-1

SCHEDULE A

Class A of the following series of Neuberger Berman Equity Funds are subject to this Plan Pursuant to 12b-1, at the fee rates specified:

Series	Fee (as a Percentage of Average Daily Net Assets of Class A)
Neuberger Berman Dividend Growth Fund	0.25%
Neuberger Berman Emerging Markets Equity Fund	0.25%
Neuberger Berman Equity Income Fund	0.25%
Neuberger Berman Focus Fund	0.25%
Neuberger Berman Genesis Fund	0.25%
Neuberger Berman International Equity Fund	0.25%
Neuberger Berman International Select Fund	0.25%
Neuberger Berman International Small Cap Fund	0.25%
Neuberger Berman Intrinsic Value Fund	0.25%
Neuberger Berman Large Cap Growth Fund	0.25%
Neuberger Berman Large Cap Value Fund	0.25%
Neuberger Berman Mid Cap Growth Fund	0.25%
Neuberger Berman Mid Cap Intrinsic Value Fund	0.25%
Neuberger Berman Multi-Cap Opportunities Fund	0.25%
Neuberger Berman Real Estate Fund	0.25%
Neuberger Berman Small Cap Growth Fund	0.25%
Neuberger Berman Sustainable Equity Fund	0.25%
Neuberger Berman U.S. Equity Impact Fund	0.25%

Date: October 13, 2023